Exhibit 99.1

SUBSCRIPTION AGREEMENT

ClassWorx, Inc.

5051 Peachtree Corners Circle, #200

Peachtree Corners, Georgia 30092

Re: Prospectus, dated ______________ 2021

Dear Mr. Firth:

The undersigned investor ("Investor") in this Subscription Agreement ("Agreement") hereby acknowledges receipt of the prospectus ("Prospectus"), dated __________________, 2021 of ClassWorx, Inc., a Delaware corporation, and subscribes for the following number of shares upon the terms and conditions set forth in the Prospectus. The Investor agrees that this Agreement is subject to availability and acceptance by ClassWorx, Inc.

The Investor hereby subscribes for ____________ shares of ClassWorx Inc.'s common stock ("Common Stock") at $5.00 per share, for an aggregate purchase price of $____________. Enclosed is the Investor's check made payable to "ClassWorx, Inc.” The check is to be sent to the above listed address for the Company.

Accepted and Agreed:

Signature of Investor	Print Full Name

Street Address	City, State, Zip

Area Code and Telephone Number	Social Security Number

Accepted and Agreed:

ClassWorx, Inc.

By:_____________________________________

Raymond Firth

President